RUBY TUESDAY, INC. ANNOUNCES ELECTION OF KEVIN CLAYTON

TO ITS BOARD OF DIRECTORS

Maryville, TN, July 11, 2006 – Ruby Tuesday, Inc. (NYSE: RI) today announced that Kevin Clayton, President and Chief Executive Officer of Clayton Homes, Inc., a Berkshire Hathaway company, has been elected to a seat on its Board of Directors. The company also said it is expanding the number of Directors from seven to eight, pursuant to its by-laws, which state that the additional director be elected by the Board.

Mr. Clayton, who has been CEO of Clayton Homes since 1999, will stand for election by Ruby Tuesday shareholders at the company’s annual meeting on October 11, 2006. If elected, he will then be appointed to serve on the Nominating and Governance and the Compensation and Stock Option committees of the Board.

“We are pleased to welcome Kevin to our Board,” said Sandy Beall, Chairman, Chief Executive Officer, President, and Founder of Ruby Tuesday, Inc. “He has the insight and understanding that come from leading a large, very successful company and the experience of helping to build Clayton Homes into the recognized leader in its industry and a valuable part of Warren Buffet’s organization.”

Ruby Tuesday owns, operates, and franchises more than 850 restaurants in the United States and around the world. Its stock is traded on the New York Stock Exchange (symbol: RI).

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For more information, contact Price Cooper, Vice President, Investor Relations.

865 379-5700. Pcooper@rubytuesday.com